FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2012 FINANCIAL RESULTS
• Fourth Quarter 2012 Net Sales Increased over 39 Percent to $395.6 Million
• Fiscal Year 2012 Net Sales of $1.560 Billion

MANHATTAN BEACH, CA. – February 13, 2013 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the fourth quarter and fiscal year ended December 31, 2012.

Net sales for the fourth quarter of 2012 were $395.6 million compared to $283.2 million in the fourth quarter of 2011. Earnings from operations in the fourth quarter of 2012 were $8.0 million compared to a loss from operations of $103.1 million in the fourth quarter of 2011. Net earnings for the fourth quarter of 2012 were $4.0 million compared to a net loss of $57.7 million in the fourth quarter of 2011. Net earnings per diluted share in the fourth quarter of 2012 were $0.08 based on 50.3 million weighted average shares outstanding compared to net loss per diluted share of $1.18 based on 48.9 million weighted average shares outstanding in the fourth quarter of 2011. Gross profit for the fourth quarter of 2012 was $168.5 million compared to $112.6 million in the fourth quarter of 2011. Gross margin in the fourth quarter 2012 was 42.6 percent versus 39.8 percent for the fourth quarter of 2011. Income tax expense was $3.0 million or 44.7 percent for the fourth quarter of 2012.

“For the 2012 fourth quarter, sales increased more than 39 percent over the same period in 2011 as we saw improvements across all of our revenue channels, including a 72 percent increase in our domestic wholesale business,” began David Weinberg, chief operating officer and chief financial officer. “This strong domestic wholesale growth plus low double-digit positive comp store sales in our company-owned SKECHERS retail stores and a 30 percent increase in our international business are evidence of the broad acceptance of our new product offerings. With each of our new and established lines driving sales, domestically, both our men’s and kids’ divisions experienced double-digit growth, while our women’s division saw triple-digit growth.”

Fiscal year 2012 net sales were $1.560 billion compared to net sales of $1.606 billion in 2011. Earnings from operations for 2012 were $22.3 million compared to a loss from operations of $133.8 million in 2011. Net earnings for 2012 were $9.5 million compared to a net loss of $67.5 million in 2011. Net earnings per diluted share for fiscal year 2012 were $0.19 based on 49.9 million weighted average shares outstanding versus a diluted loss per share of $1.39 based on 48.5 million weighted average shares outstanding in the prior year. Gross profit for 2012 was $683.3 million compared to $623.7 million in 2011. Gross margin for 2012 was 43.8 percent versus 38.8 percent for 2011.

Robert Greenberg, SKECHERS chief executive officer, commented, “2012 was a remarkable year for SKECHERS. We grew our existing product divisions, broadened our offering to consumers with several new product lines, established an award-winning performance division and further grew our heritage business. We have taken a more focused approach to growing our product offering, added features and technologies that consumers desire, and supported these efforts with effective marketing. In the fourth quarter alone, we supported our Skechers GOwalk, Daddy’s Money and SKCH+3 product lines with new commercials, as well as commercials for our Bobs from Skechers line with Brooke Burke, and our Relaxed Fit by Skechers styles with three spots featuring sports icons Mark Cuban, Joe Montana and Tommy Lasorda. To date in this quarter, we aired a new Skechers GOrun2 commercial during the Super Bowl, as well as a new Relaxed Fit Joe Montana spot. The recent highlights for our product and marketing are many, including receiving eight awards from noted running and fitness publications for our performance footwear, and elite runner Meb achieving his personal best in Skechers GOrun, becoming the fastest American marathon runner and placing fourth at the 2012 Olympics. Our focus and execution have translated into a strong fourth quarter, and as we continue to grow our businesses around the world, we believe this positive momentum will continue and we will experience a strong first half of 2013.”

Mr. Weinberg added, “2012 marked a return to profitability with growth in all of our revenue channels in the fourth quarter. With backlogs up double digits for our combined domestic and international wholesale businesses, and a strong start to the first quarter, we are confident that our growth trend will continue in 2013. We are looking forward to our Fall/Winter 2013 domestic and international trade shows later this month, delivering fresh Spring product around the world, and opening 30 to 35 new Company-owned SKECHERS retail stores this year. With a cash position of $325.8 million and inventory levels in line with our projected growth, we believe we are well positioned for growth across all our platforms.”

ABOUT SKECHERS USA, Inc.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, Japan and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook (www.facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in SKECHERS’ Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended September 30, 2012. The risks included here are not exhaustive. SKECHERS operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$325,826	$351,144
Trade accounts receivable, net	213,697	176,018
Other receivables	7,491	6,636

Total receivables	221,188	182,654
Inventories	339,012	226,407
Prepaid expenses and other current assets	27,755	88,005
Deferred tax assets	26,531	39,141

Total current assets	940,312	887,351
Property and equipment, at cost less accumulated	362,446	376,446
depreciation and amortization
Intangible assets, less applicable amortization	3,242	4,148
Deferred tax assets	16,387	530
Other assets, at cost	17,833	13,413

Total non-current assets	399,908	394,537

TOTAL ASSETS	$1,340,220	$1,281,888

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$11,668	$10,059
Short-term borrowings	2,425	50,413
Accounts payable	241,525	231,000
Accrued expenses	36,923	16,994

Total current liabilities	292,541	308,466
Long-term borrowings, excluding current installments	128,517	76,531
Deferred tax liabilities	73	4,364

Total non-current liabilities	128,590	80,895
Total liabilities	421,131	389,361
Equity:
Skechers U.S.A., Inc. equity	875,969	852,561
Noncontrolling interests	43,120	39,966

Total equity	919,089	892,527

TOTAL LIABILITIES AND EQUITY	$1,340,220	$1,281,888

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$395,617	$283,248	$1,560,321	$1,606,016
Cost of sales	227,153	170,635	876,995	982,268

Gross profit	168,464	112,613	683,326	623,748
Royalty income	2,601	3,128	7,104	7,558

	171,065	115,741	690,430	631,306

Operating expenses:
Selling	31,086	23,398	134,920	152,000
General and administrative	132,142	150,851	532,373	569,164
Legal settlements (recoveries)	(123)	44,581	818	43,935

	163,105	218,830	668,111	765,099

Income (loss) from operations	7,960	(103,089)	22,319	(133,793)
Other income (expense):
Interest, net	(3,450)	(2,042)	(12,765)	(6,002)
Gain (loss) on disposal of assets	(14)	9,893	(216)	9,632
Other, net	2,138	(299)	1,135	(884)

	(1,326)	7,552	(11,846)	2,746

Earnings (loss) before income taxes	6,634	(95,537)	10,473	(131,047)
Income tax expense (benefit)	2,968	(37,500)	(39)	(63,467)

Net income (loss)	3,666	(58,037)	10,512	(67,580)
Less: Net income (loss) attributable to noncontrolling interest.	(290)	(376)	1,000	(96)

Net earnings (loss) attributable to Skechers U.S.A., Inc.	$3,956	$(57,661)	$9,512	$(67,484)

Net earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	$0.08	$(1.18)	$0.19	$(1.39)

Diluted	$0.08	$(1.18)	$0.19	$(1.39)

Weighted average shares used in calculating earnings (loss) per share attributable to Skechers U.S.A., Inc.:
Basic	49,980	48,931	49,495	48,491

Diluted	50,271	48,931	49,942	48,491